As filed with the Securities and Exchange Commission on July 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Energy Vault Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-3230987 (I.R.S. Employer Identification No.)

4360 Park Terrace Drive
Suite 100
Westlake Village, California 91361

(Address of Principal Executive Offices)

ENERGY VAULT, INC. 2017 STOCK INCENTIVE PLAN

ENERGY VAULT, INC. 2020 STOCK PLAN
ENERGY VAULT HOLDINGS, INC. 2022 EQUITY INCENTIVE PLAN

ENERGY VAULT, INC. STOCK OPTION AGREEMENT WITH CONSULTANT

(Full title of the plan)

Josh McMorrow
Chief Legal Officer
4360 Park Terrace Drive
Suite 100
Westlake Village, California 91361

(Name and address of agent for service)

(805) 852-0000

(Telephone number, including area code, of agent for service)

Copies to:

David Hitchcock Interim Chief Financial Officer 4360 Park Terrace Drive Suite 100 Westlake Village, California 91361 Tel: (805) 852-0000	Michael H. Irvine Jeffrey R. Vetter Daniel Reichert Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Bush Plaza, 12th Floor San Francisco, California 94104 Tel: (415) 801-4880

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(1) The Company’s prospectus dated May 6, 2022 filed on May 9, 2022 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form  S-1, as amended (File No. 333-262720), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 10, 2022;

(3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 16, 2022

(4)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 4, 2022, February 1, 2022, February 10, 2022, February 14, 2022, as amended on March 31, 2022, April 20, 2022, May 17, 2022, July 1, 2022 and July 12, 2022, respectively; and

(5)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39982), filed with the SEC on February 2, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or Securities Act.

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Certificate of Incorporation and Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board of Directors.

We intend to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director or executive officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Energy Vault Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Energy Vault Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39982), filed with the SEC on February 14, 2022).

4.2	Amended and Restated Bylaws of Energy Vault Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Energy Vault Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39982), filed with the SEC on February 14, 2022).

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of Marcum LLP, independent registered public accounting firm.

23.3*	Consent of BDO USA, LLP, independent registered accounting firm.

99.1	Energy Vault Holdings, Inc. 2022 Equity Incentive Plan (10.4 to Energy Vault Holdings, Inc.'s Quarterly Report on Form 10-Q (File No. 001-39982), filed with the SEC on May 16, 2022).

99.2	Energy Vault, Inc. 2020 Stock Plan (incorporated by reference to Exhibit 10.16 to Energy Vault Holdings, Inc.’s Form S-4 (File No. 333-260307), filed with the SEC on October 18, 2021).

99.3	Energy Vault, Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to Energy Vault Holdings, Inc.'s Form S-4 (File No. 333-260307), filed with the SEC on October 18, 2021).

99.4*	Form of Stock Option Agreement, by and between Energy Vault, Inc. and West Investments VIII, LLC

107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, in the State of California, on July 29, 2022.

ENERGY VAULT HOLDINGS, INC.

By	/s/ Robert Piconi
Name:	Robert Piconi
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Piconi as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Piconi	Chief Executive Officer and Director	July 29, 2022
Robert Piconi	(Principal Executive Officer)

/s/ David Hitchcock	Interim Chief Financial Officer	July 29, 2022
David Hitchcock	(Principal Financial Officer and Principal Accounting Officer)

/s/ Larry Paulson	Director	July 29, 2022
Larry Paulson

/s/ Bill Gross	Director	July 29, 2022
Bill Gross

/s/ Henry Elkus	Director	July 29, 2022
Henry Elkus

/s/ Zia Huque	Director	July 29, 2022
Zia Huque

/s/ Thomas Ertel	Director	July 29, 2022
Thomas Ertel

/s/ Mary Beth Mandanas	Director	July 29, 2022
Mary Beth Mandanas